EXHIBIT 23-b


                        CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-3 for the registration of $1,000,000 of debt securities, warrants, preferred stock, purchase contracts and units and in the related Prospectus of Dean Witter, Discover & Co. (to be renamed Morgan Stanley, Dean Witter, Discover & Co.) for $1,000,000 of the same securities and to the incorporation by reference therein of our report, dated January 7, 1997, with respect to the consolidated financial statements and financial statement schedule of Morgan Stanley Group Inc. incorporated by reference and included in its Annual Report on Form 10-K for the fiscal year ended November 30, 1996, filed with the Securities and Exchange Commission.


                                                     Ernst & Young LLP




New York, New York
May 28, 1997